		Exhibit 99(a)
Household Finance Corporation
Household Automotive Trust 2001-3

Original Principal Class A
Class A-1	200,000,000
Class A-2	147,000,000
Class A-3	290,000,000
Class A-4	183,000,000
Number of Class A Bonds (000's)
Class A-1	200,000
Class A-2	147,000
Class A-3	290,000
Class A-4	183,000

		2003 Totals

CLASS A
Class A-1 Principal Distribution		0.00
Class A-1 Interest Distribution		0.00

Class A-2 Principal Distribution		44,224,005.48
Class A-2 Interest Distribution		189,383.44

Class A-3 Principal Distribution		152,837,354.46
Class A-3 Interest Distribution		8,572,487.22

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		7,997,100.00